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                                                       Exhibit 12


                                       As of December 22, 1995



Alliance Counterpoint Fund
1345 Avenue of the Americas
New York, New York 10105

Alliance Premier Growth Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

       Acquisition of the Assets of Alliance Counterpoint
           Fund by Alliance Premier Growth Fund, Inc.


Ladies and Gentlemen:

                        I.  Introduction

         We have acted as counsel to Alliance Counterpoint Fund, a Massachusetts business trust ("Counterpoint Fund"), and Alliance Premier Growth Fund, Inc. a Maryland corporation ("Premier Growth Fund"), in connection with the Reorganization provided for in the Agreement and Plan of Reorganization and Liquidation to be entered into by Counterpoint Fund and Premier Growth Fund (the "Plan") (a copy of the form of which is included as Exhibit 4 to the Registration Statement of Premier Growth Fund on Form N-14 relating to the Reorganization (the "Registration Statement")). Pursuant to Sections 6(d) and 7(e) of the Plan, Counterpoint Fund and Premier Growth Fund have requested our opinion as to certain of the federal income tax consequences to Counterpoint Fund, Premier Growth Fund and the shareholders of Counterpoint Fund in connection with the Reorganization. Each capitalized term not defined herein has the meaning ascribed to that term in the Plan.

                       II.  Relevant Facts

         Each of Counterpoint Fund and Premier Growth Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "Act").

         The Plan and the Reorganization have been approved by the Trustees of Counterpoint Fund and the Board of Directors of Premier Growth Fund. The terms and conditions of the Reorganization are set forth in the Plan. Pursuant to the Plan, Counterpoint Fund will transfer all its assets and liabilities to



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Premier Growth Fund in exchange for Premier Growth Fund Shares and the assumption by Premier Growth Fund of all the liabilities of Counterpoint Fund existing on or after the effective date of the Reorganization. At the Closing, Counterpoint Fund will liquidate and distribute all of the Premier Growth Fund Shares that are issued in connection with the Reorganization to those then former shareholders of Counterpoint Fund in exchange for all the then outstanding Counterpoint Fund Shares. Upon completion of the Reorganization, each such former shareholder of Counterpoint Fund will be the owner of full and fractional Premier Growth Fund Shares equal in net asset value as of the Closing to the net asset value of the Counterpoint Fund Shares such shareholder held prior to the Reorganization. Pursuant to the Plan, Alliance Capital Management L.P. ("Alliance"), the investment adviser to both Counterpoint Fund and Premier Growth Fund, will bear all expenses incurred in connection with the Reorganization, except that Counterpoint Fund will bear any costs or expenses incurred in connection with its satisfying the conditions of Section 7(c) of the Plan.

         Both Funds seek long-term growth of capital through investment in equity securities. Counterpoint Fund, secondarily, seeks current income. Premier Growth Fund pursues its objective by investing predominantly in the equity securities of a limited number of large, carefully selected, high-quality United States companies that are likely to achieve superior earnings growth. Counterpoint Fund pursues its objectives by investing principally in price-depressed, undervalued or out-of-favor equity securities.

         Prior to the Reorganization, Counterpoint Fund intends to sell certain of its portfolio securities and invest the sales proceeds in securities to the extent desirable from the perspective of the portfolio of Premier Growth Fund. It is expected that Counterpoint Fund will realize substantial capital gains as a result of these sales transactions.

         On or before the Closing it will be represented to us by an officer of Premier Growth Fund that following the Closing Premier Growth Fund will continue to invest its assets in accordance with the description of its investment activities set forth in the Prospectus. It will also have been represented to us by an officer of Premier Growth Fund that as of the Closing there will be no plan or intention on the part of management of Premier Growth Fund to sell or otherwise dispose of securities Premier Growth Fund receives from Counterpoint Fund pursuant to the Reorganization, other than in the ordinary course of Premier Growth Fund's business.





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                          III.  Opinion

         In rendering the opinions set forth below, we have examined drafts of the Registration Statement and such other documents and materials as we have deemed relevant. For purposes of rendering our opinions, we have relied exclusively, as to factual matters, upon the statements made in the Registration Statement and, with your approval, upon the following assumptions the correctness of each of which will be verified (or, in the case of items (vi) and (viii), appropriately represented) to us by officers of Counterpoint Fund and Premier Growth Fund:

              (i)  the Plan will be duly approved by the
         shareholders of Counterpoint Fund;

             (ii) Counterpoint Fund and Premier Growth Fund will each qualify as a "regulated investment company" for federal income tax purposes as of the Closing;

            (iii) following the Closing, Premier Growth Fund will continue in the same business as it conducted prior to the Closing;

             (iv) the shareholders of Counterpoint Fund will receive no consideration from Premier Growth Fund pursuant to the Reorganization other than Premier Growth
         Fund Shares;

              (v) there will be no plan or intention on the part of management of Premier Growth Fund to sell or otherwise dispose of any securities Premier Growth Fund receives from Counterpoint Fund pursuant to the Reorganization, other than in the ordinary course of Premier Growth Fund's business;

             (vi) the shareholders of Counterpoint Fund will pay any expenses incurred by them in connection with the Reorganization;

            (vii) the liabilities of Counterpoint Fund to be assumed by Premier Growth Fund in the Reorganization (the "Liabilities") will have been incurred in the ordinary course of business of Counterpoint Fund or incurred by Counterpoint Fund solely and directly in connection with the Reorganization;

           (viii) as of the Closing there will be no plan or intention on the part of shareholders of Counterpoint Fund to redeem, sell, exchange, transfer by gift, or otherwise dispose of, more than 50 percent of the



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         Premier Growth Fund Shares that they receive in the
         Reorganization;

             (ix) as of the Closing there will be no pending or threatened claims or assessments that will have been asserted by or against Counterpoint Fund (other than those disclosed and reflected in the net asset value of Counterpoint Fund);

              (x) as of the Closing there will be no unasserted claims or assessments against Counterpoint Fund that are probable of assertion;

             (xi) the sum of (a) the expenses incurred by Alliance pursuant to the Plan and (b) the Liabilities will not exceed 20 percent of the fair market value of the assets of Counterpoint Fund transferred to Premier Growth Fund pursuant to the Reorganization; and

            (xii) the Premier Growth Fund Shares to be received by the former shareholders of Counterpoint Fund pursuant to the Plan will constitute less than 50 percent of the Premier Growth Fund Shares outstanding immediately following the Reorganization.

         Based upon the foregoing and upon our consideration of the Code, the Treasury Regulations promulgated under the Code, published Revenue Rulings and Revenue Procedures, other published pronouncements of the Internal Revenue Service, the published opinions of the United States Tax Court and other United States federal courts, and such other authorities as we consider relevant, each as they exist as of the date hereof, we are of the opinion that, for federal income tax purposes:

              (i)  the Reorganization will constitute a
         "reorganization" within the meaning of section 368
         (a)(1)(C) of the Code, and, with respect to the Reorganization, Counterpoint Fund and Premier Growth
         Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code;

             (ii) neither Counterpoint Fund nor Premier Growth Fund will recognize any gain or loss upon (a) the transfer of all the assets of Counterpoint Fund to Premier Growth Fund in exchange for Premier Growth Fund Shares and the assumption by Premier Growth Fund of the Liabilities, or (b) the distribution (whether actual or constructive) of Premier Growth Fund Shares to shareholders of Counterpoint Fund in exchange for their Counterpoint Fund Shares;



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            (iii)  the shareholders of Counterpoint Fund who
         receive Premier Growth Fund Shares in connection with the Reorganization will not recognize any gain or loss upon the exchange (whether actual or constructive) of their shares in Counterpoint Fund for Premier Growth Fund Shares (including any fractional share interests) they are deemed to receive in the Reorganization;

             (iv) the aggregate tax basis of the Premier Growth Fund Shares received (whether actually or constructively) in connection with the Reorganization by each shareholder of Counterpoint Fund will be the same as the aggregate basis of the Counterpoint Fund Shares surrendered in exchange therefor;

              (v) the holding period of Premier Growth Fund Shares received (whether actually or constructively) in connection with the Reorganization by each shareholder of Counterpoint Fund will include the holding period of the Counterpoint Fund Shares that are surrendered in exchange therefor, provided that such Counterpoint Fund Shares constitute capital assets in the hands of the shareholder as of the Closing;

             (vi) the holding period and tax basis of Premier Growth Fund in the assets it acquires from Counterpoint Fund in the Reorganization will be the same as the holding period and basis that Counterpoint Fund has in such assets immediately prior to the Reorganization; and

            (vii) following the Reorganization, the use by Premier Growth Fund of the capital loss carryovers, if any, attributable to the taxable years of Counterpoint Fund preceding the Closing may be subject to limitation under section 383 of the Code as a result of the Reorganization.

         While the payment of expenses by Alliance pursuant to the Plan will not affect the opinions expressed above, no opinion is expressed herein as to whether the payment of such expenses by Alliance will have other federal income tax consequences to Premier Growth Fund, Counterpoint Fund or any shareholders of Counterpoint Fund.


                                  Very truly yours,
                                  /s/ SEWARD & KISSEL






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